Exhibit 2.1

TECOGEN INC.
TECOGEN.ADGE ACQUISITION CORP.
AMERICAN DG ENERGY INC.

AGREEMENT AND PLAN OF MERGER
Dated as of November 1, 2016

Exhibit 2.1

table of contents
Page

ARTICLE I THE MERGER	1

Section 1.1 The Merger.	1

Section 1.2 Closing.	2

Section 1.3 Effective Time..	2

Section 1.4 Governing Documents..	2

Section 1.5 Directors and Officers of the Surviving Entity..	2

Section 1.6 Tax Consequences.	2

Section 1.7 Subsequent Actions.	2

ARTICLE II TREATMENT OF SECURITIES	3

Section 2.1 Treatment of Capital Stock.	3

Section 2.2 Payment for Securities; Surrender of Certificates.	3

Section 2.3 Dissenter’s Rights..	6

Section 2.4 Treatment of ADGE Equity Awards.	6

Section 2.5 Withholding.	7

Section 2.6 No Fractional Shares..	7

ARTICLE III REPRESENTATIONS AND WARRANTIES	7

Section 3.1 Organization and Standing.	7

Section 3.2 Capitalization.	8

Section 3.3 Authorization; Validity of Agreement; Company Action.	8

Section 3.4 Board Approvals.	8

Section 3.5 Consents and Approvals; No Violations..	9

Section 3.6 SEC Documents and Financial Statements..	9

Section 3.7 Absence of Certain Changes.	10

Section 3.8 Litigation.	10

Section 3.9 Taxes.	11

Section 3.10 Compliance with Law, Listing and Accounting Requirements.	11

Section 3.11 Information in the Form S-4 and Joint Proxy Statement..	11

Section 3.12 Takeover Statutes..	12

Section 3.13 Dissenters’ Rights.	12

Section 3.14 No Undisclosed Liabilities..	12

Section 3.15 Environmental Laws and Regulations	12

Section 3.16 Material Contracts.	13

Section 3.17 Customers and Suppliers..	14

Section 3.18 Finders or Brokers..	14

Exhibit 2.1

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER	14

Section 4.1 Conduct of Business by ADGE and Tecogen Pending the Closing.	14

Section 4.2 Form S-4 and Joint Proxy Statement.	14

Section 4.3 Stockholder Approval; Majority of the Minority..	16

ARTICLE V ADDITIONAL AGREEMENTS	17

Section 5.1 Access; Confidentiality; Notice of Certain Events.	17

Section 5.2 Consents and Approvals.	18

Section 5.3 Publicity	. 19

Section 5.4 Directors’ and Officers’ Insurance and Indemnification.	20

Section 5.5 Takeover Statutes.	21

Section 5.6 Obligations of Merger Sub.	21

Section 5.7 Rule 16b-3.	21

Section 5.8 Security Holder Litigation.	21

Section 5.9 Director Resignations..	22

Section 5.10 Dividends.	22

Section 5.11 Employee Benefits.	22

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER	23

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger.	23

Section 6.2 Conditions to Obligations of Tecogen and Merger Sub.	24

Section 6.3 Conditions to Obligations of ADGE.	24

ARTICLE VII TERMINATION	25

Section 7.1 Termination.	25

Section 7.2 Effect of Termination..	25

Section 7.3 Go-Shop Right	25

Section 7.4 ADGE Change Election.	26

Section 7.5 Tecogen Change Election..	26

ARTICLE VIII MISCELLANEOUS	27

Section 8.1 Amendment and Modification; Waiver.	27

Section 8.2 Non-Survival of Representations and Warranties.	27

Section 8.3 Expenses.	27

Section 8.4 Notices.	27

Section 8.5 Certain Definitions	28

Section 8.6 Interpretation..	32

Section 8.7 Counterparts..	32

Section 8.8 Entire Agreement; Third-party Beneficiaries.	32

Section 8.9 Severability.	32

Exhibit 2.1

Section 8.10 Governing Law; Jurisdiction.	33

Section 8.11 Waiver of Jury Trial..	33

Section 8.12 Assignment..	33

Section 8.13 Enforcement; Remedies.	33

Exhibit 2.1

index of defined terms

ADGE    1
ADGE 401(k) Plan    18
ADGE Board Recommendation    1
ADGE Common Stock    1
ADGE Shares    1
ADGE Stock Option    6
Agreement    1
Base Premium    16
Book-Entry Shares    4
Certificate of Merger    2
Certificates    4
Charter Restrictions    17
Closing    2
Conversion Quotient    3
Covered Persons    15
Delaware Secretary    2
DGCL    1
Exchange Act    8
Exchange Agent    3
Exchange Fund    3
Form S-4    8
Fractional Share Consideration    3
GAAP    9
Governmental Entity    8
Indemnification Agreements    15
Interim Period    10
Joint Proxy Statement    8
Legal Proceeding    10
Letter of Transmittal    4
Merger    1
Merger Consideration    3
Merger Effective Time    2
Merger Sub    1
Participant    6
Representing Party    7
Representing Party’s Financial Statements    9
Representing Party’s SEC Documents    9
Restricted ADGE Shares    6
Securities Act    9
Surviving Entity    1
Takeover Statutes    10
Tecogen    1
Tecogen Board Recommendation    1
Tecogen Common Stock    3

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as set forth on the signature page, is by and among Tecogen Inc., a Delaware corporation (“Tecogen”); Tecogen.ADGE Merger Corp., a Delaware corporation and wholly owned subsidiary of Tecogen established for purposes of the merger described herein (“Merger Sub”); and American DG Energy Inc., a Delaware corporation as the company to be acquired (“ADGE”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 8.5 or as otherwise defined elsewhere in this Agreement unless the context clearly means otherwise.
1.    The parties wish to effect a business combination through a merger of ADGE and Merger Sub, with ADGE being the surviving entity (the “Merger”), and each share of common stock of ADGE (the “ADGE Common Stock” or “ADGE Shares”) issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) .
2.    The ADGE Board of Directors has (a) declared the Merger to be advisable, fair to and in the interest of ADGE and its stockholders, (b) directed that the Merger be submitted for consideration at a meeting of ADGE’s stockholders, and (c) resolved to recommend that ADGE’s stockholders vote in favor of the approval of the Merger (the “ADGE Board Recommendation”) and to include such recommendation in the Joint Proxy Statement.
3.    The Tecogen Board of Directors has (a) declared the Merger to be advisable, fair to and in the interest of Tecogen and its stockholders, (b) directed that the Merger be submitted for consideration at a meeting of Tecogen’s stockholders, and (c) resolved to recommend that Tecogen’s stockholders vote in favor of the approval of the Merger (the “Tecogen Board Recommendation”) and to include such recommendation in the Joint Proxy Statement.
4.    Tecogen, in its capacity as the sole stockholder of Merger Sub, and Merger Sub have taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger.
NOW, THEREFORE, the parties agree as follows:
ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into ADGE, after which the separate existence of Merger Sub will cease, with ADGE surviving the Merger (ADGE, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly-owned Subsidiary of Tecogen. The Merger shall have the effects provided in this Agreement and as specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Merger Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Merger Sub and ADGE, and all of the claims, obligations, liabilities, debts and duties of the Merger Sub and ADGE shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

Exhibit 2.1

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at such time and place as is agreed to in writing by ADGE and Tecogen following the satisfaction or waiver of all conditions set forth in Article VI (other than any such conditions that by their nature are to be satisfied at or after the Closing). The closing may also take place by the electronic exchange of executed documents. The date on which the Closing actually takes place is referred to as the “Closing Date”.
Section 1.3 Effective Time. On the Closing Date, ADGE, Tecogen and Merger Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of Delaware (the “Delaware Secretary”) in accordance with the DGCL and make any other filings, recordings or publications required to be made by ADGE or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective upon such filing at such time (the “Merger Effective Time”).
Section 1.4 Governing Documents. At the Merger Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time in form mutually agreed to by ADGE and Tecogen, shall be the certificate of incorporation and bylaws of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of its such charter and bylaws.
Section 1.5 Directors and Officers of the Surviving Entity. The directors and officers of ADGE immediately prior to the Merger Effective Time shall become the directors and officers of the Surviving Entity as of the Merger Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, resignation or removal.
Section 1.6 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code.
Section 1.7 Subsequent Actions. If at any time after the Merger Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the properties, rights, privileges, powers or franchises of Merger Sub acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the Surviving Entity may take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Capital Stock. At the Merger Effective Time, by virtue of the Merger and, subject to the execution and delivery of a transmittal letter approved by Tecogen, without any action on the part of the holders of any securities of ADGE or of Merger Sub:
(a) Treatment of ADGE Common Stock. Each share of ADGE Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than ADGE Shares to be cancelled in accordance with this paragraph (a)) shall be converted into the right to receive 0.0920 (the 'Conversion Quotient') of a share of the duly authorized, fully paid, non-assessable and validly issued shares of Tecogen common stock (the “Tecogen Common Stock”) equal to the quotient obtained by dividing (i) $0.38 by (ii) the “Average Price,” with the Average Price for these purposes being equal to the aggregate volume weighted-average per share closing price, rounded to two decimal points, of Tecogen Common Stock on the Nasdaq Capital Market, as reported on the consolidated tape at the close of the Nasdaq Capital Market regular session of trading, for the 20 consecutive trading days ending October 28, 2016, subject to adjustment as provided

Exhibit 2.1

in Section 2.1(c) (such quotient, the “Conversion Quotient,” and all such shares, the “Merger Consideration”); provided, however, that each share of ADGE Common Stock issued and outstanding immediately prior to the Merger Effective Time that is held by ADGE or any wholly-owned ADGE Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto. From and after the Merger Effective Time, all such ADGE Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of an ADGE Share shall cease to have any rights with respect thereto, except the right to receive Tecogen Common Stock as Merger Consideration in exchange therefor upon the surrender of such ADGE Share and delivery of a Letter of Transmittal in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of fractional shares of Tecogen Common Stock, if any, for which such shares of ADGE Common Stock have the right to be exchanged pursuant to this Section 2.1 (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).
(b) Treatment of Merger Sub Stock. All shares of stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain issued and outstanding as shares of capital stock of the Surviving Entity.
(c) Adjustment to Conversion Quotient. The Conversion Quotient and Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other similar event with respect to the number of ADGE Shares or shares of Tecogen Common Stock outstanding after the date hereof and prior to the Merger Effective Time, so as to provide the parties and their stockholders with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Conversion Quotient and Merger Consideration, respectively.
Section 2.2 Payment for Securities; Surrender of Certificates.
(a)Exchange Fund. Prior to the Merger Effective Time, Tecogen shall designate a bank or trust company reasonably acceptable to ADGE to act as an exchange agent in connection with the Merger (the “Exchange Agent”). Prior to the Merger Effective Time, Tecogen shall deposit, or cause Merger Sub to deposit, with the Exchange Agent (i) evidence of Tecogen Common Stock in book-entry form issuable pursuant to Section 2.1(a) equal to the aggregate number of shares of Tecogen Common Stock to be issued pursuant to Section 2.1 (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration (such evidence of book-entry shares of Tecogen Common Stock and cash amounts, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of ADGE Common Stock and the Surviving Entity (in the case of the Surviving Entity, solely to the extent any amounts in the Exchange Fund are in excess of the amounts payable pursuant to Section 2.1(a)). In the event the Exchange Fund shall be insufficient to pay the aggregate Fractional Share Consideration and any dividends or other distributions under Section 2.2(f), Tecogen shall, or shall cause Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in order to permit the Exchange Agent to make such payment. Tecogen shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the shares of Tecogen Common Stock for which shares of ADGE Common Stock are to be exchanged, including any Fractional Share Consideration, out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement or any agreement entered into by Tecogen and ADGE with the Exchange Agent. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by mutual agreement of Tecogen and ADGE. Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of six (6) months after the Merger Effective Time or the date on which the aggregate number of shares of Tecogen Common Stock to be issued pursuant to Section 2.1 and aggregate Fractional Share Consideration has been paid in full;

Exhibit 2.1

provided, that any amounts in the Exchange Fund in excess of the amounts payable under Section 2.1(a) shall be promptly paid to the Surviving Entity.
(b)Procedures for Surrender. Promptly after the Merger Effective Time, but in no event more than five (5) business days following the Merger Effective Time, Tecogen shall, and shall cause the Surviving Entity to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding ADGE Shares (the “Certificates”), or uncertificated ADGE Shares (“Book-Entry Shares”), and in each case whose ADGE Shares were exchanged pursuant to Section 2.1 for the right to receive shares of Tecogen Common Stock as Merger Consideration, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Tecogen may reasonably specify, including provisions releasing and indemnifying the Surviving Entity and ADGE’s officers and directors from any liabilities related to the conduct of ADGE’s business prior to the Merger Effective Time (the “Letter of Transmittal”), and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of shares of Tecogen Common Stock for which such ADGE Shares are to be exchanged, including, any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Tecogen, together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (A) the shares of Tecogen Common Stock for each share of ADGE Common Stock formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this Article II (rounded down to the nearest whole share) and (B) a check or wire transfer representing any Fractional Share Consideration that such holder of a Certificate or Book-Entry Share has the right to receive pursuant to the provisions of Section 2.6. The amount due pursuant to clause (B), if any, shall be mailed to such holder (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of the Merger Effective Time or the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Entity that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall at any time after the Merger Effective Time represent only the right to receive the applicable Merger Consideration as contemplated by this Article II, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6. Shares of Tecogen Common Stock deliverable pursuant to this Section 2.2(b) in exchange for shares of ADGE Common Stock shall be in uncertificated book-entry form.
(c)Transfer Books; No Further Ownership Rights in ADGE Shares. At the Merger Effective Time, the stock transfer books of ADGE shall be closed and thereafter there shall be no further

Exhibit 2.1

registration of transfers of ADGE Shares on the records of ADGE. From and after the Merger Effective Time, the holders of ADGE Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such ADGE Shares except as otherwise provided for herein or by applicable Law. If, after the Merger Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(d)Termination of Exchange Fund; No Liability. At any time following six (6) months after the Merger Effective Time, the Surviving Entity shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest and income received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Entity and Tecogen (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6, payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Tecogen or the Exchange Agent or any other Person shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof in a form reasonably satisfactory to Tecogen and the Exchange Agent, and if required by the Surviving Entity or the Exchange Agent, the posting by the holder thereof of a bond in the amount and the form reasonably required by Tecogen or the Exchange Agent as indemnity against any claim that may be made against Tecogen or the Surviving Entity with respect to such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6.
(f)No Dividends with Respect to Tecogen Common Stock. No dividends or other distributions with respect to Tecogen Common Stock shall be paid, nor any record date therefor set, pending the consummation of the Merger until after the Merger Effective Time. Subject to applicable Law, following surrender of any Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to such surrender, previously paid with respect to such shares of Tecogen Common Stock to which such holder is entitled pursuant to this Agreement.
Section 2.3 Dissenter’s Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.
Section 2.4 Treatment of ADGE Equity Awards.
(a)Stock Options and Restricted Stock. Each option to acquire ADGE Common Stock (each, a “ADGE Stock Option”) and restricted stock award with respect to ADGE Common Stock (“Restricted ADGE Shares”) granted before the Merger Effective Time (each recipient thereof, a “Participant”) that is in effect as of the Merger Effective Time shall remain in effect until such ADGE Stock Option or Restricted ADGE Share award expires, is terminated, is forfeited or settled in accordance with the terms thereof; provided, however, that upon and following the Merger Effective Time, (i) such ADGE Stock Option or Restricted ADGE Shares shall cease to be exercisable for or relate to shares of ADGE Common Stock, but instead shall be exercisable for or relate to a number of shares of Tecogen Common Stock (rounded down to the closest whole share) equal to the Conversion Quotient, subject to adjustment as provided in Section 2.1

Exhibit 2.1

(c), multiplied by the number of shares of ADGE Common Stock as to which ADGE Stock Option or Restricted ADGE Shares related immediately before the Merger Effective Time, and (ii) the exercise price per share of each ADGE Stock Option shall be equal to the exercise price per share of ADGE Common Stock immediately before the Effective Time divided by the Conversion Quotient, rounded down to the closest whole cent; provided that each ADGE Stock Option that is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the foregoing in a manner consistent with the requirements of Section 424 of the Code.
(b)Effectuation of this Section. Before the Merger Effective Time, (i) ADGE and Tecogen shall take all actions necessary to effectuate the requirements of this Section 2.4 and (ii) ADGE shall take all actions necessary to ensure that, except as set forth in this Section 2.4, no Participant has any rights that are inconsistent with this Section 2.4. As of the Merger Effective Time, Tecogen shall assume any ADGE stock incentive plans or stock option plans and any award thereunder as to which any obligation remains outstanding or with respect to which shares remain available for issuance.
Section 2.5 Withholding. All amounts payable pursuant to this Article II shall be paid without interest (unless otherwise noted). Any payments made pursuant to this Agreement shall be net of all applicable withholding taxes that ADGE, Tecogen, Merger Sub, the Surviving Entity and the Exchange Agent, as the case may be, shall be required to deduct and withhold under applicable Law (including, but not limited to, Section 1445 of the Code). To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made.
Section 2.6 No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional shares of Tecogen Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Tecogen. In lieu thereof, upon surrender of the applicable Certificates or Book-Entry Shares, Tecogen shall pay each holder of ADGE Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of ADGE Common Stock held at the Merger Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the Nasdaq Capital Market, as reported on the consolidated tape at the close of the Nasdaq Capital Market regular session of trading, for a share of Tecogen Common Stock on the last trading day immediately preceding the Merger Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
ADGE and Tecogen (each a “Representing Party”) represent and warrant to each other as follows:
Section 3.1 Organization and Standing. The Representing Party (i.e., ADGE or Tecogen) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to conduct its business as it is now being conducted. The Representing Party and each of its Subsidiaries are duly qualified to do business as foreign corporations and are in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by such party, requires such qualification, except where the failure to be so qualified, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
Section 3.2 Capitalization. As of the date of the latest balance sheet of the Representing Party included in its most recent report on Form 10-K or Form 10-Q filed under the Exchange Act, the authorized and

Exhibit 2.1

outstanding capital stock of the Representing Party is as set forth on that balance sheet, and the Representing Party’s outstanding stock options, warrants and convertible securities are as set forth in the footnotes to the financial statements included in such report. Since the applicable balance sheet date, there have been no material changes in the Representing Party’s outstanding capital stock, stock options, warrants and convertible securities. All of the outstanding shares of the Representing Party’s capital stock are duly authorized, validly issued, fully paid and nonassessable. As of the date hereof, the Representing Party has outstanding no stock appreciation rights, restricted stock units, “phantom” stock rights, performance units, or other equity or equity-based compensation awards or agreements by which the Representing Party is bound to issue any additional shares of its capital stock.
Section 3.3 Authorization; Validity of Agreement; Company Action. The Representing Party has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Representing Party of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by its Board of Directors and no other corporate action on the part of the Representing Party, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Representing Party of this Agreement, the performance of its obligations hereunder and the consummation by it of the Transactions, subject, in the case of the Merger, to the requisite Stockholder Approval of the Merger and the filing of the Certificate of Merger with, and acceptance for record, of the Certificate of Merger with the Delaware Secretary. This Agreement has been duly executed and delivered by the Representing Party and, assuming due and valid authorization, execution and delivery hereof by the other parties, is a valid and binding obligation of the Representing Party enforceable against it in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
Section 3.4 Board Approvals. The Representing Party’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other Transactions are advisable and in the best interests of the Representing Party and its stockholders, (ii) duly and validly authorized the execution, delivery and performance of this Agreement and the consummation of the Merger, (iii) directed that the Merger be submitted for the requisite Stockholder Approval, and (iv) resolved to recommend that the Representing Party’s stockholders vote in favor of the approval of the Merger and to include such recommendation in the Joint Proxy Statement.
Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Representing Party, the consummation by the Representing Party of the Merger or any of the other Transactions, or compliance by the Representing Party with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the Representing Party’s Governing Documents, or the comparable organizational or governing documents of any of its Subsidiaries, (b) require any filing by the Representing Party or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental, quasi-governmental or other regulatory authority, instrumentality or agency, whether foreign, federal, state, local or supranational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Representing Party in connection with this Agreement and the Merger, including (A) a joint proxy statement in preliminary and definitive form relating to the applicable stockholder meetings (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (B) a registration statement on Form S-4 pursuant to which the offer and sale of shares of Tecogen Common Stock in the Merger will be registered pursuant to the Securities Act and in which the

Exhibit 2.1

Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), (iv) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (v) such filings as may be required under the rules and regulations of the applicable national securities exchange in connection with this Agreement or the Merger, or (vi) such filings as may be required in connection with state and local transfer Taxes), (c) result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Representing Party or any of its Subsidiaries under, or result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract of such Representing Party (a “Material Contract”), (d) violate any Order or Law applicable to the Representing Party or any of its Subsidiaries or any of their respective properties, assets or operations, or (e) result in the creation or imposition of any Lien on any asset of the Representing Party or any of its Subsidiaries; except in each of clauses (b), (c), (d) or (e) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have a Representing Party Material Adverse Effect.
Section 3.6 SEC Documents and Financial Statements. The Representing Party has filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required to be filed or furnished (as applicable) by it under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (such documents and any other documents filed or furnished by the Representing Party with the SEC, as have been amended since the time of their filing, collectively, the “Representing Party’s SEC Documents”). As of their respective filing dates (and the date of their most recent amendment, supplement or modification as filed with the SEC), the Representing Party’s SEC Documents (i) did not (or with respect to its SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied, or with respect to the Representing Party’s SEC Documents filed after the date hereof, will comply, as the case may be, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of the Representing Party included in its SEC Documents (including the related notes and schedules thereto) (collectively, the “Representing Party’s Financial Statements”), (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Representing Party and its Subsidiaries in all material respects as of the respective dates thereof, (B) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (C) have been or will be, as the case may be, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (D) fairly present, in all material respects, the financial position and the results of operations, stockholder’s equity and cash flows of the Representing Party and its consolidated Subsidiaries as of the times and for the periods referred to therein.

Exhibit 2.1

Section 3.7 Absence of Certain Changes.
(a)Except as contemplated by this Agreement or in the Representing Party’s SEC Documents filed or furnished prior to the date hereof, since January 1, 2014, the Representing Party and its Subsidiaries have conducted, in all material respects, their business in the ordinary course consistent with past practice.
(b)Since January 1, 2014, no Effects have occurred, which have had or would reasonably be expected to have a Material Adverse Effect on the Representing Party.
Section 3.8 Litigation. As of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), pending against (or to the Representing Party’s knowledge, threatened against or naming as a party thereto), the Representing Party, a Representing Party Subsidiary, any of the Representing Party’s or any Representing Party Subsidiary’s respective property, or, to the knowledge of the Representing Party, any executive officer or director of the Representing Party (in their capacity as such) nor, to the knowledge of the Representing Party, is there any investigation of a Governmental Entity pending or threatened against the Representing Party or any Representing Party Subsidiary, other than, in each of the foregoing cases, as have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that, notwithstanding the date limitation in this sentence, any such Legal Proceeding or investigation commenced after the date of this Agreement may be taken into account when determining whether a Material Adverse Effect has occurred pursuant to Section 3.7(b)). Neither the Representing Party nor any Representing Party Subsidiary is subject to any outstanding Order of a Governmental Entity which has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.9 Taxes. The Representing Party and its Subsidiaries have filed or caused to be filed all tax returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Law. All tax returns filed by (or that include on a consolidated basis) the Representing Party or any of its Subsidiaries were (and, as to tax returns not filed as of the date hereof, will be) in all material respects complete and correct and filed on a timely basis. The Representing Party and its Subsidiaries have, within the time and in the manner prescribed by Law, paid all Taxes that are due and payable by them. The Representing Party and each of its Subsidiaries have complied with all applicable Law relating to the payment and withholding of Taxes and have, within the times and in the manner prescribed by applicable Law, withheld from employee wages and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid.
Section 3.10 Compliance with Law, Listing and Accounting Requirements. The Representing Party has complied, and is in compliance, in all material respects with all applicable Laws and legal requirements with respect to its business, properties and assets, and all applicable listing and corporate governance rules and regulations of its applicable national securities exchange. Neither the Representing Party nor any of its Subsidiaries or, to the knowledge of the Representing Party, any director, officer, employee, auditor, accountant, or representative of the Representing Party or any of its Subsidiaries, has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding any violation or threatened violation of any Laws or legal requirement or regarding the accounting or auditing practices or procedures, disclosure controls and procedures, or internal control over financial reporting of the Representing Party or its Subsidiaries. None of the Representing Party, any of its Subsidiaries, the directors, officers, or employees of the Representing Party or any of its Subsidiaries, or, to the knowledge of the Representing Party, agents or other representatives of the Representing Party or any of its Subsidiaries, has directly or indirectly violated any applicable Law or legal requirement.
Section 3.11 Information in the Form S-4 and Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Representing Party or of its Subsidiaries for inclusion or

Exhibit 2.1

incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed, at the time of the Representing Party’s Stockholder Meeting or at the time the Form S-4 is declared effective by the SEC or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that a Representing Party is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Representing Party or any of its Subsidiaries or other information supplied by or on their behalf for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.
Section 3.12 Takeover Statutes. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions.
Section 3.13 Dissenters’ Rights. No dissenters’, appraisal or similar rights are available to the holders of the Representing Party’s Common Stock with respect to the Merger or the other Transactions.
Section 3.14 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Representing Party’s Financial Statements, (b) for liabilities incurred in the ordinary course of business since the date of the Representing Party’s Financial Statements and (c) as expressly permitted or contemplated by this Agreement, neither the Representing Party nor any of its Subsidiaries has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
Section 3.15 Environmental Laws and Regulations. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (a) the Representing Party and its Subsidiaries are now and have been since January 1, 2010 in compliance with all, and have not since January 1, 2010 violated any, applicable Environmental Laws; (b) to the knowledge of the Representing Party, no property currently or formerly owned, leased or operated by the Representing Party or any of its Subsidiaries, or any other location currently or formerly used by the Representing Party or any of its Subsidiaries, is contaminated with any Hazardous Substance in a manner that would be reasonably likely to be required to be Remediated or Removed, that is in violation of any Environmental Law, or that would be reasonably likely to give rise to any Environmental Liability, in any case by or affecting the Representing Party or any of its Subsidiaries; (c) neither the Representing Party nor any of its Subsidiaries has received since January 1, 2010 any written notice, demand letter, claim or request for information alleging that the Representing Party or any of its Subsidiaries may be in violation of any Environmental Law or subject to any Environmental Liability or are allegedly subject to any Removal, Remedial or Response actions; (d) neither the Representing Party nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, concerning any Environmental Liability or otherwise relating to any Hazardous Substance; (e) the Representing Party and each of its Subsidiaries has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted and all such Environmental Permits are in good standing and, to the knowledge of the Representing Party, there is no reasonable basis for any revocation, non-renewal, or adverse modification of any such Environmental Permit; and (f) to the knowledge of the Representing Party, there are no other facts, activities, circumstances or conditions in existence, including the transportation

Exhibit 2.1

or arrangement for the treatment, storage, handling, disposal or transportation of any Hazardous Substance at or to any off-site location, that have resulted in, or would be reasonably expected to result in, the Representing Party or any of its Subsidiaries incurring any Environmental Liability.  As used herein, the term “Environmental Laws” means all Laws relating to: (i) the protection, investigation or restoration of the environment or natural resources, or (ii) the exposure to, or the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (i) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water) and (ii) based upon (A) any provision of Environmental Laws or (B) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity and includes in either case: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for clean-up costs and injunctive relief, including any Removal, Remedial or Response actions. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed or otherwise used in rules, regulations, standards, orders, guidelines, directives and publications issued pursuant to, or otherwise in implementation of, said Laws); and any pollutant, chemical or substance that is subject to regulation, control or remediation under any environmental Law, including any petroleum product or by-product, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.  As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA and other comparable Environmental Laws, and regardless of whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions, and “Remediated” and “Removed” have correlative meanings.  As used herein, the term “Environmental Permits” means any permit, license, authorization or approval required under applicable Environmental Laws.
Section 3.16 Material Contracts. Each Material Contract of the Representing Party is valid and in full force and effect, and is enforceable in accordance with its terms. Neither the Representing Company or any Subsidiary thereof nor, to the knowledge of the Representing Party, the other party to each Material Contract, has violated or breached, or committed any default under, any Material Contract. To the knowledge of the Representing Party, no event has occurred and no circumstance or condition exists that will, or would reasonably be expected to, (i) result in a violation or breach, in any material respect, of any provision of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, or receive or require a material rebate, chargeback, penalty or other change to the price and payment terms thereof, or (iii) give any Person the right to accelerate the maturity or performance of, or cancel, terminate or modify in any material respect, any Material Contract. Neither the Representing Party nor any

Exhibit 2.1

Subsidiary thereof has received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any Material Contract.
Section 3.17 Customers and Suppliers. The Representing Party has not engaged in any dispute with any customer or supplier that is material to such party’s business, and there has been no material adverse change in the business relationship of the Representing Party with any such customer or supplier, since January 1, 2014. In the twelve (12) months immediately preceding the date hereof, no customers or supplier that is material to the Representing Party’s business has communicated or otherwise threatened or proposed any material adverse change in its business relationship with the Representing Party.
Section 3.18 Finders or Brokers. Neither the Representing Party nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.1 Conduct of Business by ADGE and Tecogen Pending the Closing. Each of ADGE and Tecogen agrees that between the date of this Agreement and the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except as expressly permitted by this Agreement, as may be required by Law or as consented to in writing by the other party (which consent shall not be unreasonably withheld, delayed or conditioned), it shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to maintain in all material respects its assets and properties in their current condition (ordinary wear and tear excepted), preserve its business organizations intact in all material respects, and maintain existing relations and goodwill with Governmental Entities, alliances, customers, lenders, employees, tenants and business associates in all material respects.
Section 4.2 Form S-4 and Joint Proxy Statement.
(a)As promptly as reasonably practicable following the date of this Agreement, (i) ADGE and Tecogen shall jointly prepare and, to the extent required under applicable SEC rules, cause to be filed with the SEC the Joint Proxy Statement, and (ii) Tecogen shall prepare and cause to be filed with the SEC the Form S-4 with respect to the Tecogen Common Stock issuable in the Merger, which will include the Joint Proxy Statement with respect to the ADGE Stockholder Meeting and the Tecogen Stockholder Meeting, with such filings to be made as mutually agreed by Tecogen and ADGE in good faith. Each of ADGE and Tecogen shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Merger and the Transactions. Each of ADGE and Tecogen shall furnish all information concerning itself, its affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of ADGE and Tecogen shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of ADGE and

Exhibit 2.1

Tecogen shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Tecogen shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of ADGE and Tecogen shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall not so file, mail or respond, as applicable, without the consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Tecogen shall advise ADGE, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Tecogen Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Tecogen shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Tecogen shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Tecogen Common Stock in the Merger (provided that Tecogen shall not be required to (i) qualify to do business as a foreign corporation in any jurisdiction in which it is not now so qualified, (ii) file a general consent to service of process in any jurisdiction, or (iii) subject itself to taxation in any jurisdiction in which it is not so subject), and ADGE shall furnish all information concerning ADGE and the holders of ADGE Common Stock as may be reasonably requested in connection with any such actions.
(b)If, at any time prior to the receipt of ADGE Stockholder Approval or the Tecogen Stockholder Approval, any information relating to ADGE or Tecogen, or any of their respective affiliates, should be discovered by ADGE or Tecogen which, in the reasonable judgment of ADGE or Tecogen, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties, and ADGE and Tecogen shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of ADGE and the stockholders of Tecogen. Nothing in this Section 4.2(b) shall limit the obligations of any party under Section 4.2(a). For purposes of this Section 4.2, any information concerning or related to ADGE, its affiliates or the ADGE Stockholder Meeting will be deemed to have been provided by ADGE, and any information concerning or related to Tecogen, its affiliates or the Tecogen Stockholder Meeting will be deemed to have been provided by Tecogen.
(c)As promptly as practicable, each of ADGE and Tecogen shall, in accordance with applicable Law and its Governing Documents, establish a record date for, duly call, give notice of, convene and hold its Stockholder Meeting. Each of ADGE and Tecogen shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders entitled to vote at its Stockholder Meeting and to hold such Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Each of ADGE and Tecogen shall, through its Board of Directors, recommend to its stockholders that they give ADGE Stockholder Approval or Tecogen Stockholder Approval, as the case may be, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain such Stockholder Approval, except to the extent that the ADGE Board of Directors shall have made an Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 4.2(c), if, on a date for which either Stockholder Meeting is scheduled, a party has not received proxies representing a sufficient number of shares of Common Stock to obtain ADGE Stockholder Approval or Tecogen Stockholder Approval, as the case may be, whether or not a quorum is present, the other party may require

Exhibit 2.1

it, and it shall have the right, to adjourn or postpone its Stockholder Meeting (provided, that such Stockholder Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which it was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, however, the neither the ADGE Stockholder Meeting nor the Tecogen Stockholder Meeting may be postponed or adjourned on the date it is originally scheduled if ADGE or Tecogen, as the case may be, shall have received proxies in respect of an aggregate number of shares of Common Stock, which have not been withdrawn, such that the ADGE Stockholder Approval or the Tecogen Stockholder Approval, as the case may be, will be obtained at such meeting.
Section 4.3 Stockholder Approval; Majority of the Minority. The Merger shall be deemed approved upon receipt of ADGE Stockholder Approval at the ADGE Stockholder Meeting and Tecogen Stockholder Approval at the Tecogen Stockholder Meeting, and shall become effective as set forth in Article I hereinabove. After due consideration, the Board of Directors of each of Tecogen and ADGE have determined not to require approval of a “majority of the minority” of stockholders of each company as a condition to closing of the Merger due to a number of factors, including but not limited to: (a) a historical pattern of a significant percentage of stockholders of each of Tecogen and ADGE not voting in prior annual meetings, making it difficult to achieve a majority of the minority of all eligible shares for each such company, particularly in light of the significant equity ownership of officers and directors and their families of each company; (b) the establishment of independent special committees of the Boards of Directors of each of Tecogen and ADGE; (c) the retention of independent financial advisors for each such special committee; and (d) the significant and nearly equivalent equity ownership in each company by the same principal stockholders.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Access; Confidentiality; Notice of Certain Events.
(a)During the Interim Period, to the extent permitted by applicable Law and Contracts, and subject to the reasonable protocols imposed from time to time upon advice of counsel, each of Tecogen and ADGE shall, and shall cause each of the Tecogen Subsidiaries and ADGE Subsidiaries, respectively, to afford to the other party and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, commitments, personnel and records and, during such period, each of Tecogen and ADGE shall, and shall cause each of the Tecogen Subsidiaries and ADGE Subsidiaries, respectively, to, furnish all information in its possession (financial or otherwise) concerning its business, properties and personnel such other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither Tecogen nor ADGE shall be required by this Section 5.1 to provide the other party or the Representatives of the other party with access to or to disclose information, (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law or duty (provided, however, that withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of Tecogen and ADGE will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder.

Exhibit 2.1

(b)Each of Tecogen and ADGE will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 5.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.
(c)ADGE shall give prompt notice to Tecogen, and Tecogen shall give prompt notice to ADGE, (i) of any notice or other communication received by such party (A) from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, (B) from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger or the other Transactions, or (C) from any Person alleging or in connection with (1) any material violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any ADGE Material Contract or Tecogen Material Contract, or (2) any event or circumstance that would give rise to any option to purchase, right of first refusal or first offer, or any other right to purchase in favor of any Person under any ADGE Material Contract or Tecogen material Contract, (ii) of any Legal Proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any of ADGE Subsidiaries or the Tecogen Subsidiaries, respectively, which makes or is reasonably likely to make any of the conditions set forth in Article VI to not be satisfied or would otherwise be reasonably expected to prevent or materially delay or impede the consummation of the Transactions. The failure to deliver any such notice, in and of itself, shall not result in the failure of, or otherwise affect, any of the conditions set forth in Article VI.
Section 5.2 Consents and Approvals.
(a)Upon the terms and subject to the conditions set forth in this Agreement, each of ADGE and Tecogen shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VI to be satisfied, (ii) the preparing and filing, in consultation with the other party and as promptly as practicable following the date hereof, of all documentation to effect all required filings, notices, petitions, statements, registrations, submissions and applications and the obtaining of all necessary actions or nonactions, waivers, consents, authorizations and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Merger and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid Legal Proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Merger and the other Transactions, (iii) the defending of any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other Transactions, including seeking to have any stay or temporary restraining Order entered by any court or other Governmental Entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement.
(b)In connection with and without limiting the foregoing, each of Tecogen and ADGE shall give (or shall cause to be given) any notices to any Person, and each of Tecogen and ADGE shall use, and cause each of their respective affiliates to use, its reasonable best efforts to obtain any consents from any

Exhibit 2.1

Person not covered by Section 5.2(a) that are necessary, proper or advisable to consummate the Merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance, and each of the parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither ADGE nor Tecogen shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 5.2(b) shall not be a condition to the obligations of the parties to consummate the Merger.
(c)Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger, none of ADGE or any of ADGE Subsidiaries, Tecogen or any of its Subsidiaries or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person, in each case that is not conditioned upon the occurrence of the Closing. Subject to the foregoing sentence, the parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents. The parties acknowledge and agree that no approval or consent of any such Person is a condition to the obligations of any party to effect the Merger other than Stockholder Approval.
Section 5.3 Publicity. The initial press release issued by Tecogen and ADGE concerning this Agreement and the transactions contemplated hereby shall be a joint press release, and thereafter Tecogen and ADGE shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any press release or other public statement with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, duties under applicable Law or by obligations pursuant to any listing agreement with the applicable national securities exchange.
Section 5.4 Directors’ and Officers’ Insurance and Indemnification.
(a)Tecogen shall cause the Surviving Entity to honor and fulfill in all respects the obligations of ADGE to the fullest extent permissible under applicable Law, under ADGE Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof previously made available to Tecogen (the “Indemnification Agreements”) to the individuals covered by such ADGE Governing Documents, ADGE Subsidiary Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Merger Effective Time, including in connection with the approval of this Agreement and the Transactions.
(b)Without limiting the provisions of Section 5.4(a), for a period of six (6) years after the Merger Effective Time, Tecogen (but only to the extent the Covered Persons would be permitted to be

Exhibit 2.1

indemnified by ADGE or any ADGE Subsidiary under ADGE Governing Documents or ADGE Subsidiary Governing Documents and applicable Law) and the Surviving Entity shall, and Tecogen shall cause the Surviving Entity to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, neither Tecogen nor the Surviving Entity (1) shall be liable for any settlement effected without their prior written consent, and (2) shall have any obligation hereunder to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Tecogen or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.
(c)For a period of six (6) years after the Merger Effective Time, Tecogen shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by ADGE (provided that ADGE may substitute therefor policies written by carriers with A.M. Best ratings no lower than the existing policies providing at least the same coverage and amounts and containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Merger Effective Time; provided, however, that Tecogen shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by ADGE for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Tecogen shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if ADGE in its sole discretion elects, then, in lieu of the foregoing insurance, effective as of the Merger Effective Time, ADGE may purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Merger Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable as provided in ADGE’s existing policies as of the date hereof.
(d)In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 5.4.
(e)The Covered Persons (and their successors and heirs) are intended third-party beneficiaries of this Section 5.4, and this Section 5.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.
Section 5.5 Takeover Statutes. The parties and their respective boards of directors (or equivalent) shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other

Exhibit 2.1

Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or any “anti-takeover” provisions of Tecogen’s charter or of ADGE’s charter (collectively the “Charter Restrictions”) on the Merger and the other Transactions. No party shall take any action to exempt any Person (other than the other parties or their respective affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Merger or any of the other Transactions or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person, except in connection with the concurrent termination of this Agreement.
Section 5.6 Obligations of Merger Sub. Tecogen shall take all action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.
Section 5.7 Rule 16b-3. Prior to the Merger Effective Time, ADGE shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of ADGE equity securities (including derivative securities) and the acquisition of Tecogen equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of ADGE or who will become a director or officer of Tecogen to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.8 Security Holder Litigation. In the event that any Legal Proceeding related to this Agreement, the Merger or the other Transactions is brought against either ADGE or Tecogen and/or its officers, directors and/or Representatives by security holders of ADGE or Tecogen, as applicable (a “Security Holder Litigation”), ADGE or Tecogen, as applicable, shall promptly notify the other party of such Legal Proceeding and shall keep such other party informed on a current basis with respect to the status thereof. ADGE or Tecogen, as applicable, shall give the other party the opportunity to participate, subject to a customary joint defense agreement, in the defense and settlement of any such Legal Proceeding against ADGE or Tecogen and/or its directors by its security holders, and no settlement thereof shall be agreed to without such other party’s prior written consent.
Section 5.9 Director Resignations. ADGE shall use commercially reasonable efforts to cause to be delivered to Tecogen resignations executed by each director of ADGE and its wholly-owned Subsidiaries in office immediately prior to the Merger Effective Time, such resignations to be effective as of the Merger Effective Time.
Section 5.10 Dividends. During the Interim Period, neither ADGE nor Tecogen shall make, declare or set aside any dividend or other distribution to its respective stockholders.
Section 5.11 Employee Benefits.
(a)Tecogen agrees that it will cause the Surviving Entity from and after the Merger Effective Time to honor all ADGE Benefit Plans; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of Tecogen or the Surviving Entity to amend or terminate any ADGE Benefit Plan or any other individual employee benefit plan, program, Contract or policy or as requiring Tecogen or the Surviving Entity to offer to continue the employment of any employee or independent contractor or, other than as required by its terms, any written employment contract.
(b)With respect to each employee benefit plan in which an employee of ADGE or any of its Subsidiaries (an “ADGE Employee”) becomes a participant, Tecogen shall cause the Surviving Entity to (i) fully credit each participating ADGE Employee for eligibility and vesting purposes under such employee benefit plan for such ADGE Employee’s service with ADGE or one of ADGE Subsidiaries prior to the Merger Effective Time; provided, that no such service credit need be given where such credit would result in a duplication of benefits, (ii) fully credit each participating ADGE Employee for any coinsurance, copayments and deductibles paid and for amounts paid toward any out-of-pocket maximums prior to the date ADGE

Exhibit 2.1

Employee becomes a participant in such employee benefit plan with respect to the calendar year in which such participation commences, and (iii) waive all limitations as to pre-existing conditions and exclusions with respect to participation and coverage requirements applicable to such ADGE Employees.
(c)The ADGE Board of Directors shall adopt resolutions authorizing the termination of any ADGE Benefit Plan that is intended to be qualified under Section 401(a) of the Code maintained by ADGE and any of ADGE Subsidiaries (the “ADGE 401(k) Plan”), to be effective no later than the day before the Merger Effective Time and ADGE and ADGE Subsidiaries shall take any other steps necessary for the termination of the ADGE 401(k) Plan to be effective no later than the day before the Merger Effective Time. All participants and former participants in the ADGE 401(k) Plan shall become fully vested in their account balances under the ADGE 401(k) Plan but only if so required by the terms of the ADGE 401(k) Plan or applicable Law.
(d)Nothing in this Agreement shall be interpreted as an amendment or other modification of any ADGE Benefit Plan or Tecogen Benefit Plan or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement. Nothing herein shall be deemed to be a guarantee of employment for any employee of the Surviving Entity or any of its Subsidiaries, or to restrict the right of the Surviving Entity, Tecogen or any of their respective subsidiaries to terminate or cause to be terminated the employment of any employee at any time for any or no reason with or without notice. Tecogen and ADGE acknowledge and agree that all provisions contained in this Section 5.11 are included for the sole benefit of Tecogen, the Surviving Entity, ADGE and their respective Subsidiaries, and that nothing in this Section 5.11, whether express or implied, shall create any third-party beneficiary or other rights (A) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Tecogen, ADGE or the Surviving Entity or any of their respective Subsidiaries or (B) to continued employment with Tecogen, ADGE, the Surviving Entity, or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Merger Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Tecogen or ADGE, as the case may be, to the extent permitted by applicable Law:
(a)Stockholder Approval. Each of the ADGE Stockholder Approval and the Tecogen Stockholder Approval shall have been duly obtained.
(b)Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) which remains in effect that prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other Transactions and there shall be no Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect preventing, restraining or enjoining the consummation of the Merger or the other Transactions.
(c)Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened in writing.

Exhibit 2.1

(d)Listing. The shares of Tecogen Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Capital Market, subject only to official notice of issuance.
Section 6.2 Conditions to Obligations of Tecogen and Merger Sub. The obligations of Tecogen and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Tecogen on or prior to the Merger Effective Time of each of the following additional conditions:
(a)Representations and Warranties. (i) Each of the representations and warranties of ADGE in Article III shall be true and correct (without giving effect to any qualification as to materiality or ADGE Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have an ADGE Material Adverse Effect; and Tecogen shall have received a certificate signed on behalf of ADGE by a duly authorized executive officer of ADGE to the foregoing effect.
(b)Performance of Obligations of ADGE. ADGE shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Effective Time; and Tecogen shall have received a certificate signed on behalf of ADGE by a duly authorized executive officer of ADGE to such effect.
Section 6.3 Conditions to Obligations of ADGE. The obligations of ADGE to effect the Merger are also subject to the satisfaction or waiver (in writing) by ADGE on or prior to the Merger Effective Time of each of the following additional conditions:
(a)Representations and Warranties. Each of the representations and warranties of Tecogen set forth in Article III shall be true and correct (without giving effect to any qualification as to materiality or Tecogen Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have a Tecogen Material Adverse Effect; and ADGE shall have received a certificate signed on behalf of Tecogen by a duly authorized executive officer of Tecogen to the foregoing effect.
(b)Performance of Obligations of Tecogen and Merger Sub. Tecogen and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Merger Effective Time; and ADGE shall have received a certificate signed on behalf of Tecogen by a duly authorized executive officer of Tecogen to such effect.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Prior to the time at which this Agreement shall have received Stockholder Approval of both ADGE and Tecogen, this Agreement may be terminated and the Merger may be abandoned by either party pursuant to a resolution of its Board of Directors containing an Adverse Recommendation Change. For the avoidance of doubt, the Board of Directors of each of Tecogen and ADGE shall be entitled to make an Adverse Recommendation Change, in its sole good faith discretion, at any time prior to the receipt of the Stockholder Approval by the stockholders of Tecogen or ADGE, as applicable.
Section 7.2 Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party

Exhibit 2.1

setting forth a brief description of the basis on which such party is terminating this Agreement, and this Agreement shall terminate (except that the Confidentiality Agreement, Sections 5.1(b), 5.3, 5.8, this Section 7.2 and Section 8.3 through Section 8.13 shall survive such termination) and there shall be no liability on the part of Tecogen or Merger Sub, on the one hand, or ADGE, on the other hand, to the other except liability arising out of or resulting from fraud, gross negligence or willful misconduct, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
Section 7.3 Go-Shop Right. Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and until receipt of the ADGE Stockholder Approval and Tecogen Stockholder Approval (the “Go-Shop Period”), ADGE, its affiliates, and their respective officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, affiliates and other representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, any inquiries, proposals or offers that could constitute Competing Proposals (or engage in other efforts or attempts that may reasonably be expected to lead to a Competing Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that ADGE shall promptly (and in any event within forty-eight (48) hours) provide to Tecogen any material non-public information concerning ADGE that is provided to any Person given such access which was not previously provided to Tecogen or its Representatives; and (ii) enter into, engage in, and maintain discussions or negotiations with any Persons or groups of Persons with respect to any inquiries, proposals or offers that could constitute Competing Proposals (or engage in other efforts or attempts that may reasonably be expected to lead to a Competing Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations. For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to ADGE than those contained in the Confidentiality Agreement, except that an Acceptable Confidentiality Agreement need not prohibit the submission of Competing Proposals or amendments thereto to ADGE’s Board of Directors (or any duly constituted and authorized committee thereof).
Section 7.4 ADGE Change Election. Notwithstanding anything to the contrary herein, at any time prior to the Closing, the Board of Directors of ADGE may vote to elect to terminate this Agreement (the “Change Election”) if the Board of Directors of ADGE or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that there is a reasonable probability that the failure to take such action would cause the Board of Directors of ADGE to violate its fiduciary duties to ADGE’s shareholders under applicable Law; provided, however, that prior to taking such action, (i) the Board of Directors of ADGE has given Tecogen at least ten (10) calendar days’ prior written notice of its intention to take such action and a description of the reasons for the Change Election, (ii) ADGE has negotiated, and has caused its Representatives to negotiate, in good faith with Tecogen during the five (5) business day period after giving any such notice, to the extent Tecogen wishes to negotiate, to enable Tecogen to propose in writing a binding offer to effect revisions to the terms of this Agreement in such a manner that would obviate the need for making such Change Election and (iii) at the end of such notice period, the Board of Directors of ADGE or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that there is a reasonable probability that the failure to effect a Change Election would cause the Board of Directors of ADGE to violate its fiduciary duties to ADGE’s shareholders under applicable Law. If the Board of Directors of ADGE makes the Change Election, this Agreement shall be deemed to have been terminated in accordance with the provisions of Section 7.1 and Section 7.2 of this Agreement.
Section 7.5 Tecogen Change Election. Notwithstanding anything to the contrary herein, at any time prior to the Closing, the Board of Directors of Tecogen may vote in favor of a Change Election if the Board

Exhibit 2.1

of Directors of Tecogen or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that there is a reasonable probability that the failure to take such action would cause the Board of Directors of Tecogen to violate its fiduciary duties to Tecogen’s shareholders under applicable Law; provided, however, that prior to taking such action, (i) the Board of Directors of Tecogen has given ADGE at least ten (10) calendar days’ prior written notice of its intention to take such action and a description of the reasons for the Change Election, (ii) Tecogen has negotiated, and has caused its Representatives to negotiate, in good faith with ADGE during the five (5) business day period after giving any such notice, to the extent ADGE wishes to negotiate, to enable the parties to agree to revisions to the terms of this Agreement in such a manner that would obviate the need for making such Change Election and (iii) at the end of such notice period, the Board of Directors of Tecogen or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that there is a reasonable probability that the failure to effect a Change Election would cause the Board of Directors of Tecogen to violate its fiduciary duties to Tecogen’s shareholders under applicable Law. If the Board of Directors of Tecogen makes the Change Election, this Agreement shall be deemed to have been terminated in accordance with the provisions of Section 7.1 and Section 7.2 of this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 Amendment and Modification; Waiver.
(a)Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of ADGE Stockholder Approval or Tecogen Stockholder Approval, if applicable, by written agreement of ADGE and Tecogen (by action approved by their respective boards of directors); provided, however, that after the approval of the Merger by the stockholders of ADGE or the approval of the issuance of Tecogen Common Stock by the stockholders of Tecogen, no amendment shall be made which by Law requires further approval by such stockholders unless such further approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of ADGE and Tecogen.
(b)At any time and from time to time prior to the Merger Effective Time, any party or parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties contained herein. Any agreement on the part of a party or parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
Section 8.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate, schedule, instrument or other document delivered pursuant to this Agreement shall survive the Merger Effective Time. This Section 8.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Merger Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.
Section 8.3 Expenses. Except as provided in this Section 8.3, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, except that

Exhibit 2.1

Tecogen and ADGE shall each pay fifty percent (50%) of the Expenses of any financial printer or Edgar filing agent (other than printing and mailing expenses relating to sending communications to their own respective stockholders, which each party shall bear separately). Notwithstanding anything to the contrary contained herein, from and after the Merger Effective Time, the Surviving Entity shall pay the amount of any transfer Taxes incurred in connection with this Agreement and the Transactions.
Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by fax (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Tecogen or Merger Sub, to:
Tecogen, Inc.
45 1st Avenue
Waltham, MA 02451
Attention: David Garrison
Email: David.Garrison@tecogen.com

with a copy to:
White White & Van Etten PC
45 School Street, 2nd Floor
Boston, MA 02108
Attention: David A. White, Esq.
Email: daw@wwvlaw.com

If to ADGE, to:
American DG Energy Inc.
45 1st Avenue
Waltham, MA 02451
Attention: Bonnie Brown
Email: Bonnie.Brown@AmericanDG.com

with a copy to:
Gennari Aronson, LLP
300 First Avenue, Suite 102
Needham, MA 02494
Attention: Neil H. Aronson, Esq.
Email: naronson@galawpartners.com

Section 8.5 Certain Definitions. For the purposes of this Agreement, the term:
“ADGE Stockholder Approval” means the affirmative vote of the holders of shares of ADGE Common Stock entitled to cast a majority of all the votes entitled to be cast at the ADGE Stockholder Meeting on the Merger, in favor of the Merger.
“ADGE Stockholder Meeting” means the meeting of the holders of shares of ADGE Common Stock for the purpose of seeking ADGE Stockholder Approval, including any postponement or adjournment thereof.

Exhibit 2.1

“Adverse Recommendation Change” means any action by the Board of Directors of either of Tecogen and ADGE to (a) withdraw or fail to make when required pursuant to this Agreement, propose publicly to withdraw or fail to make when required pursuant to this Agreement or fail to include in the Joint Proxy Statement, the Tecogen Board Recommendation or the ADGE Board Recommendation, as applicable, or (b) in the case of ADGE, approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Competing Proposal.
“affiliate” of a Person means (a) any other Person, directly or indirectly, controlling, controlled by or under direct or indirect common control with such Person, or (b) with respect to any natural person, any immediate family member of such natural person (including any spouse, parent, sibling, child, grandchild or grandparent of such natural person); and when used herein, “control”, “controlling” and “controlled by” means that a Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of another Person, whether through voting securities, by contract or otherwise.
“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any multiemployer plan (within the meaning of Section 3(37) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit or profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, in each case, whether written or unwritten and whether or not subject to ERISA.
“business day(s)” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.
“Bylaws” means the bylaws, as amended of ADGE or Tecogen, as the case may be.
“Code” means the Internal Revenue Code of 1986, as amended.
“Competing Proposal” means any bona fide proposal or bona fide offer made by a Person or group for (a) the acquisition by any Person of 20% or more of the assets of ADGE and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of ADGE’s Subsidiaries); (b) the acquisition by any Person (or the stockholders of any Person) of 20% or more of the outstanding capital stock, other equity securities or voting power of ADGE; or (c) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving ADGE as a result of which the holders of the ADGE Common Stock immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof, in each case other than the Merger.
“Confidentiality Agreement” means, the Confidentiality Agreement, dated [] between Tecogen and ADGE.
“Contract” means any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, arrangement or other instrument or obligation.
“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

Exhibit 2.1

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement, the solicitation of proxies, the closing of the Transactions and similar expenses.
“Governing Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles or certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.
“knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of Tecogen with respect to Tecogen or Merger Sub, or (b) the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of ADGE with respect to ADGE.
“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.
“Lien” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, restrictive covenant or other restriction of any kind but shall not include minor defects in title, liens for Taxes not yet due and payable or that are being contested in good faith in appropriate proceedings, statutory liens for amounts not yet delinquent or that are being contested in good faith or that secure claims or demands of materialmen, mechanics, carriers, warehousemen and other like persons, and liens resulting from deposits made in connection with workers’ compensation, unemployment insurance, social security and similar laws.
“Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of a Representing Party and its Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of a Representing Party to consummate the Merger.
“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.
“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
“Representatives” means, when used with respect to a party, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of such party, as applicable, and its Subsidiaries.
“Stockholder Approval” means the ADGE Stockholder Approval or the Tecogen Stockholder Approval.
“Stockholder Meeting” means the ADGE Stockholder Meeting or the Tecogen Stockholder Meeting.

Exhibit 2.1

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including without limitation income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, escheat, unclaimed property, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.
“Tecogen Stockholder Approval” means the affirmative vote of the holders of shares of Tecogen Common Stock entitled to cast a majority of all the votes entitled to be cast at the Tecogen Stockholder Meeting on the Merger, in favor of the Merger.
“Tecogen Stockholder Meeting” means the meeting of the holders of shares of Tecogen Common Stock for the purpose of seeking Tecogen Stockholder Approval, including any postponement or adjournment thereof.
“Transactions” means the transactions contemplated by this Agreement.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
Section 8.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation” except when preceded by a negative predicate. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or unless the context otherwise requires. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.
Section 8.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of

Exhibit 2.1

a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 8.8 Entire Agreement; Third-party Beneficiaries.
(a)This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended so that until the termination of this Agreement in accordance with Section 7.1, the parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.
(b)Except (i) as provided in Section 5.4 (but only following the Merger Effective Time) and (ii) the right of the former holders of ADGE Common Stock to receive, from and after the Merger Effective Time, the applicable Merger Consideration in accordance with Section 2.2, neither this Agreement nor the Confidentiality Agreement are intended to confer upon any Person other than the parties any rights or remedies hereunder.
Section 8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.
Section 8.10 Governing Law; Jurisdiction.
(a)This Agreement, and all claims or causes of actions (whether at law, in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware).
(b)All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Massachusetts state or federal court.
Section 8.11 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.
Section 8.12 Assignment. This Agreement shall not be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that (a) Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights,

Exhibit 2.1

interests and obligations hereunder to (i) Tecogen, (ii) Tecogen and one or more direct or indirect wholly owned Subsidiaries of Tecogen, or (iii) one or more direct or indirect wholly owned Subsidiaries of Tecogen and (b) Tecogen and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to any of their lenders or other financing sources from time to time as collateral security. Subject to the preceding sentence, but without relieving any party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Section 8.13 Enforcement; Remedies.
(a)Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b)The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is agreed that in the event of a breach prior to the termination of this Agreement pursuant to Article VII, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to specifically enforce the terms and provisions of this Agreement.

[Signature page immediately follows.]

Exhibit 2.1

IN WITNESS WHEREOF, Tecogen, Merger Sub and ADGE have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

TECOGEN, INC.		ADGE.TGEN MERGER SUB INC.		AMERICAN DG ENERGY INC.
/s/ David Garrison		/s/ David Garrison		/s/ Bonnie Brown
By:	David Garrison	By:	David Garrison	By:	Bonnie Brown
	Chief Financial Officer		Treasurer		Chief Financial Officer